Exhibit 4.02

CALCULATION AGENCY AGREEMENT

CALCULATION AGENCY AGREEMENT, dated as of March 7, 2006 (this “Agreement”), between Lehman Brothers Holdings Inc. (the “Company”) and Lehman Brothers Inc., as Calculation Agent.

WHEREAS, the Company proposes to issue and sell its Principal Protected USD-Asian Basket FX-Linked Notes (the “Notes”) from time to time;

WHEREAS, the terms of the Notes are described in a pricing supplement dated February 28, 2006 (in connection with the performance by the Calculation Agent of its services hereunder with respect to the Notes, the pricing supplement relating to the Notes is referred to herein as the “relevant Pricing Supplement”) to the prospectus supplement dated May 18, 2005 and the prospectus dated May 18, 2005;

WHEREAS, the Notes will be issued under an Indenture, dated as of September 1, 1987, between the Company and Citibank, N.A., as Trustee (the “Trustee”), as supplemented and amended by supplemental indentures dated as of November 25, 1987, November 27, 1990, September 13, 1991, October 4, 1993, October 1, 1995, and June 26, 1997, and incorporating Standard Multiple Series Indenture Provisions dated July 30, 1987, as amended November 16, 1987 (collectively, the “Indenture”); and

WHEREAS, the Company requests the Calculation Agent to perform certain services described herein in connection with the Notes;

NOW THEREFORE, the Company and the Calculation Agent agree as follows:

1.                                       Appointment of Agent. The Company hereby appoints Lehman Brothers Inc. as Calculation Agent and Lehman Brothers Inc. hereby accepts such appointment as the Company’s agent for the purpose of performing the services hereinafter described upon the terms and subject to the conditions hereinafter mentioned.

2.                                       Calculations and Information Provided. In response to a request made by the Trustee for a determination of the Redemption Amount with respect to any series of the Notes, the Calculation Agent shall determine the Redemption Amount (as set forth below) on the Valuation Date (as defined below) in accordance with the terms of the Notes and this Agreement and notify the Trustee of its determination. In addition, the Calculation Agent shall also be responsible for determining each of the following items for the Notes, to the extent applicable:

(a)                                  whether a Disruption Event (as defined below) has occurred;

(b)                                 whether a Price Source Unavailability Event (as defined below) has occurred; and

(c)                                  any other calculation, determination or adjustment specified as being made by the Calculation Agent in this Agreement, the relevant Pricing Supplement or the Notes.

3.                                       Calculations. Any calculation or determination by the Calculation Agent pursuant hereto shall be made at the sole discretion of the Calculation Agent and shall (in the absence of manifest error) be final and binding. Any calculation made by the Calculation Agent hereunder shall, at the Trustee’s request, be made available at the Corporate Trust Office. The procedures the Calculation Agent will use to determine the information described herein with respect to the Notes is set forth as follows:

(a)                                  On the Valuation Date, the Calculation Agent shall calculate the Redemption Amount for the Notes. The “Redemption Amount”, for each $1 principal amount of the Notes, is the amount equal to the sum of (a) $1 plus (b) the Additional Amount.

(i)                                     The “Additional Amount”, for each $1 principal amount of the Notes, equals (subject to the occurrence of a Disruption Event) the greater of (i) zero and (ii) 140% times the Basket Value.

(ii)                                  The “Reference Currencies” are the Australian Dollar (AUD), Chinese Renminbi (CNY), Indonesian Rupiah (IDR), Japanese Yen (JPY), Korean Won (KRW), Singapore Dollar (SGD), Thai Baht (THB), Taiwanese Dollar (TWD) and the U.S. Dollar (USD).

(iii)                               The “Basket Value” equals the sum of:

a.               a quotient, the numerator of which is 0.16826 and the denominator of which is the Settlement Rate for AUD plus

b.              a quotient, the numerator of which is 1.00503 and the denominator of which is the Settlement Rate for CNY plus

c.               a quotient, the numerator of which is 1147.81250 and the denominator of which is the Settlement Rate for IDR plus

d.              a quotient, the numerator of which is 14.47875 and the denominator of which is the Settlement Rate for JPY plus

e.               a quotient, the numerator of which is 121.37500 and the denominator of which is the Settlement Rate for KRW plus

f.                 a quotient, the numerator of which is 0.20265 and the denominator of which is the Settlement Rate for SGD plus

g.              a quotient, the numerator of which is 4.89475 and the denominator of which is the Settlement Rate for THB plus

h.              a quotient, the numerator of which is 4.05631 and the denominator of which is the Settlement Rate for TWD plus

i.                  a quotient, the numerator of which is -1.0000 and the denominator of which is the Settlement Rate for USD.

(iv)                              The “Settlement Rate” for each Reference Currency is the Reference Exchange Rate on the Valuation Date, observed as per the Settlement Rate Option (subject to the occurrence of a Price Source Unavailability Event).

a.               The “Reference Exchange Rates” are the spot exchange rates for each of the Reference Currencies quoted against the U.S. dollar expressed as number of currency units per USD 1.

b.              The “Settlement Rate Option” for each Reference Currency is as follows:

Reference Currency	Settlement Rate Option
AUD

One divided by the spot rate in (A):  (A)  The U.S. Dollar/Australian Dollar official fixing rate, expressed as the amount of U.S. Dollars per one Australian Dollar, for settlement in two Business Days reported by the Federal Reserve Bank of New York which appears on Reuters Screen 1FEE to the right of the caption “AUD” at approximately 12.00 p.m. New York time, on the Valuation Date.

CNY

The Chinese Renminbi/U.S. Dollar official fixing rate, expressed as the amount of Chinese Renminbi per one U.S. Dollar, for settlement in two Business Days reported by The State Administration of Foreign Exchange of the People’s Republic of China, Beijing, which appears on the Reuters Screen SAEC Page opposite the symbol “USDCNY=“ at approximately 5:00 p.m., Beijing time, on the Valuation Date.

IDR

The Indonesian Rupiah/U.S. Dollar spot rate at 11:00 a.m., Singapore time, expressed as the amount of Indonesian Rupiah per one U.S. Dollar, for settlement in two Business Days, reported by the Association of Banks in Singapore which appears on the Telerate Page 50157 to the right of the caption “Spot” under the column “IDR” at approximately 11:30 a.m., Singapore time, on the Valuation Date.

JPY

The Japanese Yen/U.S. Dollar official fixing rate, expressed as the amount of Japanese Yen per one U.S. Dollar, for settlement in two Business Days reported by the Federal Reserve Bank of New York which appears on Reuters Screen 1FED to the right of the caption “JPY” at approximately 10.00 a.m. New York time, on the Valuation Date.

KRW

The Korean Won/U.S. Dollar market average rate, expressed as the amount of Korean Won per one U.S. Dollar, for settlement in two Business Days reported by the Korea Financial Telecommunications and Clearing Corporation which appears on the Reuters Screen KFTC18 Page to the right of the caption “USD Today” that is available at approximately 5:30 p.m., Seoul time, on the Valuation Date or as soon thereafter as practicable, but in no event later than 9:00 a.m., Seoul time, on the first Business Day following the Valuation Date.

SGD

The Singapore Dollar/U.S. Dollar spot rate at 11:00 a.m., Singapore time, expressed as the amount of Singapore Dollar per one U.S. Dollar, for settlement in two Business Days, reported by the Association of Banks in Singapore which appears on the Reuters Page ABSIRFIX01 to the right of the caption “Spot” under the column “SGD” at approximately 11:30 a.m., Singapore time, on the Valuation Date.

THB

The Thai Baht/U.S. Dollar spot rate at 11:00 a.m., Singapore time, expressed as the amount of Thai Baht per one U.S. Dollar, for settlement in two Business Days, reported by the Association of Banks in Singapore which appears on the Reuters Page ABSIRFIX01 to the right of the caption “Spot” under the column “THB” at approximately 11:30 a.m., Singapore time, on the Valuation Date.

TWD

The Taiwanese Dollar/U.S. Dollar spot rate, expressed as the amount of Taiwanese Dollars per one U.S. Dollar, for settlement in two Business Days, reported by the Taipei Forex Inc. which appears on the Reuters Screen TAIFX1 Page under the heading “Spot” as of 11:00 a.m. Taipei time, on that Valuation Date, or if no rate appears as of 11:00 a.m., Taipei time, the rate that first appears in any of the next succeeding 15 minute intervals after such time, up to and including 12:00 noon, Taipei time on the Valuation Date.

The screen or time of observation indicated in relation to any Settlement Rate Option above shall be deemed to refer to such screen or time of observation as modified or amended from time to time, or to any substitute screen thereto.

c.               The “Valuation Date” is August 31, 2007 or, if such day is not a Valuation Business Day, the next following Valuation Business day.

d.              A “Business Day”, notwithstanding any provision in the Indenture, is any day that is not is not a Saturday or Sunday and that is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to be closed.

(b)                                 Upon the occurrence of a Disruption Event with respect to any Reference Currency on any day during the term of the notes, the Calculation Agent shall determine the Additional Amount payable on the Maturity Date in good faith and in a commercially reasonable manner.

(i)                                     A “Disruption Event” means any of the following events (other than a Price Source Unavailability Event), as determined in good faith by the Calculation Agent:

a.               the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible the delivery of USD from accounts inside the country for which a Reference Currency is the lawful currency (such jurisdiction with respect to such Reference Currency, the “Reference Currency Jurisdiction”) to accounts outside that Reference Currency Jurisdiction;

b.              the occurrence of any event causing the Reference Exchange Rate for any Reference Currency to be split into dual or multiple currency exchange rates; or

c.               the occurrence and/or existence of any event (other than those set forth in (A) or (B) above or those constituting a Price Source Unavailability Event) with respect to any Reference Currency that prevents or makes impossible (x) the Calculation Agent’s ability to calculate the Additional Amount, (y) the fulfilment of our obligations under the notes, or (z) our ability or the ability of any of our affiliates through which we hedge our position under the notes to hedge such position or to unwind all or a material portion of such hedge.

(c)                                  Upon the occurrence of a Price Source Unavailability Event with respect to a Reference Currency, the Settlement Rate for the affected Reference Currency will be determined in accordance with the Fallback Rate Observation Methodology.

(i)                                     A “Price Source Unavailability Event” means, as determined in good faith by the Calculation Agent, the Settlement Rate being unavailable for a

Reference Currency, or the occurrence of an event (other than an event constituting a Disruption Event) that generally makes it impossible to obtain the Settlement Rate for a Reference Currency, on the relevant Valuation Date.

(ii)                                  The “Fallback Rate Observation Methodology” means that the Settlement Rate for a Reference Currency will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent at approximately 10:00 a.m., New York City time, on the Valuation Business Day next succeeding the Valuation Date for the purchase or sale for deposits in the Reference Currency by the New York offices of three leading banks engaged in the interbank market (selected in the sole discretion of the Calculation Agent) (the “Reference Banks”). If fewer than three Reference Banks provide spot quotations then the Settlement Rate for such Reference Currency will be determined by the Calculation Agent in good faith and in a commercially reasonable manner.

4.                                       Fees and Expenses. The Calculation Agent shall be entitled to reasonable compensation for all services rendered by it as agreed to between the Calculation Agent and the Company.

5.                                       Terms and Conditions. The Calculation Agent accepts its obligations herein set out upon the terms and conditions hereof, including the following, to all of which the Company agrees:

(a)                                  in acting under this Agreement, the Calculation Agent is acting solely as an independent expert and not as an agent of the Company and does not assume any obligation toward, or any relationship of agency or trust for or with, any of the holders of the Notes;

(b)                                 unless otherwise specifically provided herein, any order, certificate, notice, request, direction or other communication from the Company or the Trustee made or given under any provision of this Agreement shall be sufficient if signed by any person who the Calculation Agent reasonably believes to be a duly authorized officer or attorney-in-fact of the Company or the Trustee, as the case may be;

(c)                                  the Calculation Agent shall be obliged to perform only such duties as are set out specifically herein and any duties necessarily incidental thereto;

(d)                                 the Calculation Agent, whether acting for itself or in any other capacity, may become the owner or pledgee of Notes with the same rights as it would have had if it were not acting hereunder as Calculation Agent; and

(e)                                  the Calculation Agent shall incur no liability hereunder except for loss sustained by reason of its gross negligence or wilful misconduct.

6.                                       Resignation; Removal; Successor. (a)  The Calculation Agent may at any time resign by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective, subject to the appointment of a successor Calculation Agent and acceptance of such appointment by such successor Calculation Agent, as hereinafter provided. The Calculation Agent hereunder may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company and specifying such removal and the date when it shall become effective. Such resignation or removal shall take effect upon the appointment by the Company, as hereinafter provided, of a successor Calculation Agent and the acceptance of such appointment by such successor Calculation Agent. In the event a successor Calculation Agent has not been appointed and has not accepted its duties within 90 days of the Calculation Agent’s notice of resignation, the Calculation Agent may apply to any court of competent jurisdiction for the designation of a successor Calculation Agent.

(b)                                 In case at any time the Calculation Agent shall resign, or shall be removed, or shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or make an assignment for the benefit of its creditors or consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or all or any substantial part of its property shall be appointed, or if any public officer shall have taken charge or control of the Calculation Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, a successor Calculation Agent shall be appointed by the Company by an instrument in writing, filed with the successor Calculation Agent. Upon the appointment as aforesaid of a successor Calculation Agent and acceptance by the latter of such appointment, the Calculation Agent so superseded shall cease to be Calculation Agent hereunder.

(c)                                  Any successor Calculation Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, to the Company and to the Trustee an instrument accepting such appointment hereunder and agreeing to be bound by the terms hereof, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Calculation Agent shall be entitled to receive, all moneys, securities and other property on deposit with or held by such predecessor, as Calculation Agent hereunder.

(d)                                 Any corporation into which the Calculation Agent hereunder may be merged or converted or any corporation with which the Calculation Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, or any corporation to which the Calculation Agent shall sell or otherwise transfer all or substantially all of the assets and business of the Calculation Agent shall be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

7.                                       Certain Definitions. Capitalized terms not otherwise defined herein are used herein as defined in the Notes or, if not defined in the Notes, as defined in the Indenture.

8.                                       Indemnification. The Company will indemnify the Calculation Agent against any losses or liability which it may incur or sustain in connection with its appointment or the exercise of its powers and duties hereunder except such as may result from the gross negligence or wilful misconduct of the Calculation Agent or any of its agents or employees. The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the

Company for or in respect of any action taken or suffered to be taken in good faith by the Calculation Agent in reliance upon written instructions from the Company.

9.                                       Notices. Any notice required to be given hereunder shall be delivered in person, sent (unless otherwise specified in this Agreement) by letter, telex or facsimile transmission or communicated by telephone (confirmed in a writing dispatched within two Business Days), (a) in the case of the Company, to it at 745 Seventh Avenue, New York, New York 10019 (facsimile: (646) 758-3204) (telephone: (212) 526-7000), Attention: Treasurer, with a copy to 399 Park Avenue, New York, New York 10022 (facsimile: (212) 526-0357) (telephone: (212) 526-7000), Attention: Corporate Secretary, (b) in the case of the Calculation Agent, to it at Lehman Brothers Inc., 745 Seventh Avenue, New York, NY 10019 (facsimile: (646) 758-3204) (telephone: (212) 526-7000), Attention: Treasurer and (c) in the case of the Trustee, to it at 111 Wall Street, 5th Floor, New York, New York 10043 (facsimile: (212) 657-3836) (telephone:  (212) 657-7805), Attention: Corporate Trust Department or, in any case, to any other address or number of which the party receiving notice shall have notified the party giving such notice in writing. Any notice hereunder given by telex, facsimile or letter shall be deemed to be served when in the ordinary course of transmission or post, as the case may be, it would be received.

10.                                 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONTINUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

11.                                 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

12.                                 Benefit of Agreement. This Agreement is solely for the benefit of the parties hereto and their successors and assigns, and no other person shall acquire or have any rights under or by virtue hereof.

IN WITNESS WHEREOF, this Agreement has been entered into as of the day and year first above written.

LEHMAN BROTHERS HOLDINGS INC.

By:
Name:
Title:

LEHMAN BROTHERS INC.
as Calculation Agent

By:
Name:
Title: